EXHIBIT 5.1

                         STUBBS ALDERTON & MARKILES, LLP
                       15821 Ventura Boulevard, Suite 525
                                Encino, CA 91436

August 15, 2003

Tag-It Pacific, Inc.
21900 Burbank Boulevard, Suite 270
Woodland Hills, California 91367

         Re:      Tag-It Pacific, Inc.,
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by Tag-It Pacific, Inc., a Delaware corporation (the "COMPANY"), in order to register under the Securities Act of 1933, as amended (the "Act"), 3,879,785 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "SHARES"). The Shares consist of: (i) 1,725,000 shares that were issued to certain investors (identified in the Registration Statement), pursuant to a Common Stock Purchase Agreement dated May 23, 2003 among the Company and such investors, (ii) 607,288 shares of which are issuable to Coats North America Consolidated, Inc. ("COATS") upon the conversion of shares of Series C Preferred Stock issued to Coats pursuant to a Series C Preferred Stock Purchase Agreement dated September 20, 2001, between the Company and Coats,
(iii) 916,665 shares that were issued to Craglennon Investments Limited, Harris Toibb and Mark Dyne, pursuant to Stock and Warrant Purchase Agreements in a series of transactions on December 28, 2001, January 7, 2002, January 8, 2002, March 2002 and February 2003 (as more fully described in the Registration Statement), and 458,332 shares that are issuable to such investors pursuant to exercise of certain Common Stock Warrants issued by the Company to such investors, and (iv) 172,500 shares that are issuable to Roth Capital Partners LLC pursuant to the exercise of a Common Stock Warrant issued by the Company to Roth Capital Partners, Inc.

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that (a) the 2,641,665 issued and outstanding Shares have been duly authorized, and are validly issued, fully paid and non-assessable, (b) the 607,288 Shares issuable upon conversion of the Series C Preferred Stock have been duly authorized and upon issuance and sale in conformity with and pursuant to the


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Certificate of Designation of the Series C Preferred  Stock,  the Shares will be validly issued, fully paid and non-assessable, and (c) the 630,832 Shares issuable upon exercise of warrants have been duly authorized and upon issuance and sale in conformity with and pursuant to the warrants, and receipt by the Company of the purchase price therefor as specified in the warrants, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.

                                            Very truly yours,

                                            /S/ STUBBS ALDERTON & MARKILES, LLP
                                            ------------------------------------
                                            STUBBS ALDERTON & MARKILES, LLP